PROSPECTUS	Filed Pursuant to Rule 424(b)(4)

File No. 333-286280

7,324,119 Shares of Common Stock

7,324,119 Series F Common Warrants to Purchase Up to 7,324,119 Shares of Common Stock

7,324,119 Series G Common Warrants to purchase Up to 7,324,119 Shares of Common Stock

7,324,119 Series H Common Warrants to purchase Up to 7,324,119 Shares of Common Stock

 7,324,119 Shares of Common Stock Underlying the Series F Common Warrants

 7,324,119 Shares of Common Stock Underlying the Series G Common Warrants

 7,324,119 Shares of Common Stock Underlying the Series H Common Warrants

We are offering on a reasonable best efforts basis 7,324,119 shares of our common stock, par value $0.01 (the “Common Stock”), together with Series F common stock purchase warrants (the “Series F Common Warrants”) to purchase up to 7,324,119 shares of our Common Stock and Series G common stock purchase warrants (the “Series G Common Warrants” and together with the Series F Common Warrants, the “Common Warrants”) to purchase up to 7,324,119 shares of our Common Stock. Each share of Common Stock, is being sold together with a Series F Common Warrant to purchase one share of Common Stock and a Series G Warrant to purchase one share of Common Stock. The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The combined public offering price for each share of Common Stock and accompanying Common Warrants is $0.15. Each Series F Common Warrant has an exercise price of $0.30 per share and will be immediately exercisable. Each Series G Common Warrant will have an exercise price of $0.15 per share and will be immediately exercisable. The Series F Common Warrants will expire on the five-year anniversary of the original issuance date, however, if a holder’s Series G Common Warrants are not exercised in full within 30 days after the Food and Drug Administration (“FDA”) acceptance of the Company’s Investigational New Drug (“IND”) for an in-house obesity treatment compound (long-acting peptide or oral small molecule) (the “FDA Exercise Period”), such holder’s Series F Common Warrants will terminate automatically upon the expiration of the FDA Exercise Period and prior to the five-year anniversary of the issuance of the Series F Common Warrant. The Series G Common Warrants will expire on the earlier of (i) the 24 month anniversary of the original issuance date or (ii) the expiration of the FDA Exercise. Additionally, in the event a holder of the Series G Common Warrant exercises their Series G Common Warrant, they will receive a Series H Common Warrant (the “Series H Common Warrants”). Each Series H Common Warrant will have an exercise price of $0.225 per share, will be immediately exercisable and will expire on the 24 month anniversary of the original issuance date.

We have engaged A.G.P./Alliance Global Partners (“A.G.P.”) and Laidlaw & Company (UK) Ltd. (“Laidlaw” and together with A.G.P., the “Placement Agents”), to act as our Placement Agents, whereby A.G.P. is serving as lead placement agent and Laidlaw as co-placement agent in connection with this offering. The Placement Agents have agreed to use their reasonable best efforts to arrange for the sale of the securities offered in this offering. The Placement Agents are not purchasing or selling any of the securities we are offering, and the Placement Agents are not required to arrange the purchase or sale of any specific number of securities or dollar amount.

The offering will terminate on May 30, 2025, unless (i) the closing occurs prior thereto or (ii) we decide to terminate the offering prior thereto (which we may do at any time in our discussion); however, the shares of our common stock underlying the Common Warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). We expect to enter into a securities purchase agreement relating to the offering with those investors that choose to enter into such an agreement on the day that the registration statement of which this prospectus forms a part is declared effective and that the closing of the offering will end one trading day after we first enter into a securities purchase agreement relating to the offering. The offering will settle delivery versus payment (“DVP”)/receipt versus payment (“RVP”). That is, on the closing date, we will issue the shares of Common Stock directly to the account(s) at the Placement Agents identified by each purchaser; upon receipt of such shares, the Placement Agents shall promptly electronically deliver such shares to the applicable purchaser, and payment therefor shall be made by the Placement Agents (or their clearing firm) by wire transfer to us.

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Since we will deliver the securities to be issued in this offering upon our receipt of investor funds, we and the Placement Agents have not made any arrangements to place investor funds in an escrow, trust or similar account. Because this is a best-efforts offering, the Placement Agents do not have an obligation to purchase any securities, and, as a result, there is a possibility that we may not be able to sell the securities. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. In addition, because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section of this prospectus entitled “Risk Factors” for more information.

Our Common Stock is listed on the NYSE American under the symbol “PTN.” On May 6, 2025, the last reported sale price of our Common Stock on the NYSE American was $0.17 per share. There is no established public trading market for the Common Warrants and we do not expect such a market to develop. Without an active trading market, the liquidity of the Common Warrants will be limited. In addition, we do not intend to list the Common Warrants on the NYSE American, any other national securities exchange, or any other trading system.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share of Common Stock and Accompanying Common Warrants	Total
Public offering price(1)	$0.15	$1,098,617.85
Placement agent fees(2)	$0.0105	$76,903.25
Proceeds to us, before expenses(3)	$0.1395	$1,021,714.60

(1)	The combined public offering price is $0.15 per share of Common Stock and accompanying Common Warrants.

(2)

Represents a cash fee equal to 7.0% of the aggregate purchase price paid by investors in this offering. We have also agreed to reimburse certain expenses of the Placement Agents in connection with the offering. See “Plan of Distribution” for additional disclosure regarding compensation payable to the Placement Agents.

(3)	Does not include proceeds from the exercise of the Common Warrants in cash, if any.

Delivery of the securities is expected to be made on or about May 8, 2025, subject to customary closing conditions.

Lead Placement Agent

A.G.P.

Co- Placement Agent

LAIDLAW & COMPANY (UK) LTD.

The date of this prospectus is May 6, 2025

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●

our significant operating losses since our inception and our need to obtain additional financing has caused management to determine there is substantial doubt regarding our ability to continue as a going concern;

●	our ability to obtain additional financing on terms acceptable to us, or at all, including unavailability of funds or delays in receiving funds as a result of economic disruptions;

●	our expectation that we will incur losses for the foreseeable future and may never achieve or maintain profitability;

●

our business, financial condition, and results of operations may be adversely affected by increases in costs of and delays in conducting human clinical trials and the performance of our contractors and suppliers, reduction in our productivity or the productivity of our contractors and suppliers, supply chain constraints, and labor shortages;

●

whether Cosette Pharmaceuticals, Inc. (“Cosette”), which acquired our product Vyleesi® (the trade name for bremelanotide for treatment of hyperactive sexual desire disorder in premenopausal women) in December 2023, will have sufficient sales to generate significant milestone payments under our purchase agreement with Cosette;

●

the results of clinical trials with our late-stage products, including co-administration of bremelanotide with tirzepatide, a GLP-1 agonist for treatment of obesity, which entered Phase 2 in the second quarter of calendar year 2024 with topline results announced in March 2025, in which co-administration demonstrated an increased weight loss over tirzepatide alone; PL9643, an ophthalmic peptide solution for dry eye disease (“DED”), which completed a first Phase 3 clinical trials with top line results announced from the Phase 3 clinical trial in the first quarter of calendar year 2024 and which has concluded a positive Type C meeting with the FDA and can, depending on financial resources and product development priority, commence patient enrollment as early as the first half of calendar year 2025; and PL8177, an oral peptide formulation for treatment of ulcerative colitis, which entered Phase 2 clinical trials in the third quarter of calendar year 2022 and announced topline results in March 2025, with one-third of patients dosed with PL8177 achieving clinical remission while the placebo group saw no clinical remission;

●	estimates of our expenses, future revenue and capital requirements;

●	our ability to achieve profitability;

●	our ability to advance product candidates into, and successfully complete, clinical trials;

●	the initiation, timing, progress and results of future preclinical studies and clinical trials, and our research and development programs;

●	the timing or likelihood of regulatory filings and approvals;

●

our expectations regarding the clinical efficacy and utility of our melanocortin agonist product candidates for treatment of inflammatory and autoimmune related diseases and disorders, including ocular indications;

●	our ability to compete with other products and technologies treating the same or similar indications as our product candidates;

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●	the ability of our third-party collaborators to timely carry out their duties under their agreements with us;

●	our ability to recognize the potential value of our licensing arrangements with third parties;

●	the potential to achieve revenues from the sale of our product candidates;

●	our ability to obtain adequate reimbursement from private insurers and other healthcare payers;

●	our ability to maintain product liability insurance at a reasonable cost or in sufficient amounts, if at all;

●	the performance and retention of our management team, senior staff professionals, other employees, and third-party contractors and consultants;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology in the United States and throughout the world;

●	our compliance with federal and state laws and regulations;

●	the timing and costs associated with obtaining regulatory approval for our product candidates;

●	the impact of fluctuations in foreign exchange rates;

●

the impact of any geopolitical instability, economic uncertainty, financial markets volatility, or capital markets disruption resulting from the ongoing Russia-Ukraine and Israel-Hamas military conflicts, and any resulting effects on our revenue, financial condition, or results of operations;

●	the impact of legislative or regulatory healthcare reforms in the United States;

●	our ability to adapt to changes in global economic conditions as well as competing products and technologies; and

●	our ability to remain listed on the NYSE American stock exchange.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should carefully read this prospectus, any related free writing prospectus, the documents that we incorporate by reference into this prospectus, and the documents we reference in this prospectus and have filed as exhibits to the registration statement, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus, and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus, which may be amended, supplemented, or superseded from time to time by other reports that we subsequently file with the SEC. We have not authorized, nor have the Placement Agents authorized, any dealer, salesperson, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

References in this prospectus to the terms “we,” “us,” or the “Company” or other similar terms mean Palatin Technologies, Inc. and its subsidiary, unless we state otherwise or the context indicates otherwise.

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 SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. After you read this summary, you should read and carefully consider the entire prospectus and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus.

Overview

We are a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems. Our product candidates are targeted, receptor-specific therapeutics for the treatment of diseases with significant unmet medical need and commercial potential.

Melanocortin Receptor System. The MCr system has effects on inflammation and immune system response, food intake, metabolism, and sexual function. There are five melanocortin receptors, MC1r through MC5r. Modulation of these receptors, through use of receptor-specific agonists, which activate receptor function, or receptor-specific antagonists, which block receptor function, can have significant pharmacological effects. We believe that our MC1r agonist peptides have broad anti-inflammatory effects and utilize mechanisms engaged by the endogenous melanocortin system in regulation of the immune system and resolution of inflammatory responses. We are also developing peptides that are active at more than one melanocortin receptor and small molecule MCr agonists.

Our new product development activities focus on obesity, including co-administration of bremelanotide with tirzepatide, a GLP-1 agonist for treatment of obesity, which has completed Phase 2 in the fourth quarter of calendar year 2024, with topline results  announced in March 2025, in which co-administration demonstrated an increased weight loss over tirzepatide alone; and secondarily on ocular indications, including PL9643, an ophthalmic peptide solution for dry eye disease (“DED”), which completed Phase 3 clinical trials and announced top line results from the first Phase 3 clinical trial in the first quarter of calendar year 2024; ulcerative colitis, including PL8177, an oral peptide formulation, which entered Phase 2 ulcerative colitis clinical trials in the third quarter of calendar year 2022 and announced topline results in March 2025, with one-third of patients dosed with PL8177 achieving clinical remission while the placebo group saw no clinical remission. We are actively engaged in discussions with potential partners and licensees that have the financial and operational resources to progress our products for ocular conditions through development, approval and commercialization.

Our FDA approved melanocortin receptor agonist, Vyleesi, an “as needed” therapy used in anticipation of sexual activity and self-administered in the thigh or abdomen via a single-use subcutaneous auto-injector by premenopausal women with hypoactive sexual desire disorder (“HSDD”), was acquired by Cosette in December 2023. Vyleesi is the first FDA-approved melanocortin agent and the first and only FDA-approved as-needed treatment for premenopausal women with HSDD.

Our Business Strategy. Key elements of our business strategy include:

●	Maintaining a team to create, develop and commercialize MCr products addressing unmet medical needs;

●

Entering into strategic alliances and partnerships with pharmaceutical companies to facilitate the development, manufacture, marketing, sale, and distribution of product candidates that we are developing;

●

Partially funding our product development programs with the cash flow generated from the sale of Vyleesi to Cosette and existing license agreements, as well as any future research, collaboration, or license agreements; and

●	Completing development and seeking regulatory approval of certain of our other product candidates.

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The following chart illustrates the status of our drug development programs.

Implications of Being a Smaller Reporting Company

Because our annual revenue was less than $100.0 million during the most recently completed fiscal year, and the market value of our voting and non-voting common stock held by non-affiliates was less than $560.0 million on the last business day of our most recently completed second fiscal quarter, we qualify as a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

NYSE Listing Compliance

On October 10, 2023, we received written notification from the NYSE American that we are not in compliance with Section 1003(a)(i) and (ii) of the NYSE American Company Guide. Section 1003(a)(i) requires a listed company to have stockholders’ equity of $2 million or more if the listed company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years, and Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company submitted a plan to regain compliance (the “Plan”) to the NYSE American on November 9, 2023, addressing how the Company intends to regain compliance with these requirements by April 10, 2025.

On December 13, 2023, the Company received notice from the NYSE American that it had accepted the Company's Plan and granted a plan period through April 10, 2025 to regain compliance with the continued listing standards. If the Company is not in compliance with the continued listing standards by that date or if the Company does not make progress consistent with the Plan during the plan period, the NYSE American may commence delisting procedures.

On October 4, 2024, we received written notification from the NYSE American that we are not in compliance with Section 1003(a)(iii) of the NYSE American Company Guide, which requires a listed company to have stockholders’ equity of $6 million or more if the listed company has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The Plan now includes continued listing standards under Section 1003(a)(iii).

On April 10, 2025, the Company received written notification from the NYSE American stating that the NYSE Regulation determined to commence proceedings to delist the Company’s Common Stock from NYSE American. NYSE Regulation has determined the Company is no longer suitable for listing pursuant to Section 1009(a) of the NYSE American Company Guide (the “Company Guide”) as the Company was unable to demonstrate that it had regained compliance with Sections 1003(a)(i), (ii) and (iii) of the Company Guide by the end of the maximum 18-month compliance plan period, which expired on April 10, 2025. On April 14, 2025, the Company appealed the NYSE Regulation’s decision and on April 15, 2025, the Company requested a hearing with the office of the General Counsel of the NYSE American. On April 28, 2025, the Company received notice that their hearing will be on June 12, 2025.

The Company has been advised that the Common Stock will continue to be listed and traded on NYSE American during the pendency of the Company’s appeal, which we expect to last between sixty to ninety days, subject to NYSE American's discretion to suspend trading if it believes suspension to be in the public interest. Following the appeal, the decision of the committee of the Board of Directors of the NYSE American hearing the appeal will be announced by NYSE Regulation regarding either proceeding with suspension and delisting or continued trading in the Common Stock.

There can be no assurance we will cure the deficiency or win on appeal. In the event we fail to raise $15 million in this offering, we do not expect to cure the deficiency and expect that our Common Stock will be delisted from the NYSE American.

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Recent Developments

February 2025 Sales Agreement with A.G.P./Alliance Global Partners

On February 11, 2025, we entered into a certain sales agreement with A.G.P. (the “Sales Agreement”), pursuant to which we may offer and sell shares of our common stock having an aggregate offering price of up to $6,000,000 from time to time through A.G.P., acting as our sales agent or principal. A.G.P. will be entitled to compensation under the terms of the Sales Agreement at a fixed commission rate of up to 3.0% of the gross sales price per share sold, in addition to reimbursement of certain expenses. As of the date of this prospectus, we have sold 11,011,896 shares of our common stock under such Sales Agreement.

February 2025 Registered Direct Offering and Concurrent Private Placement

On February 6, 2025, we entered into a securities purchase agreement with an institutional investor to sell in a registered offering (the “February 2025 RD Offering”) an aggregate of 2,550,000 shares of common stock (the “February 2025 RD Shares”) of the Company and pre-funded warrants (the “February 2025 RD Pre-Funded Warrants”) to purchase up to 2,138,000 shares of our common stock. The securities purchase agreement also provided that the Company issue to the same investor in the February 2025 RD Offering unregistered Series E common stock purchase warrants to purchase up to 4,688,000 shares of our common stock in a concurrent private placement. The February 2025 RD Shares were offered at an offering price of $1.00 per February 2025 RD Share and the February 2025 RD Pre-Funded Warrants were offered at an offering price of $0.9999 per February 2025 RD Pre-Funded Warrant to purchase one share of our common stock. The Series E common stock purchase warrants were offered concurrently with the February 2025 RD Shares and February 2025 RD Pre-Funded Warrants. The gross proceeds from the February 2025 RD Offering and concurrent private placement, before deducting the placement agent fees and offering expenses, were approximately $4.7 million.

On February 6, 2025, we entered into a placement agency agreement A.G.P., as lead placement agent, and Laidlaw, as co-placement agent, pursuant to which we engaged A.G.P. and Laidlaw as the exclusive placement agents in connection with the February 2025 RD Offering and concurrent private placement. We agreed to pay the Placement Agents a fee in cash equal to 7.00% of the gross proceeds from the sale of the February 2025 RD Shares, February 2025 RD Pre-Funded Warrants, and Series E common stock purchase warrants to the investor. We also agreed to reimburse the Placement Agents for out-of-pocket expenses, including the reasonable fees of legal counsel not to exceed $50,000.

Litigation

On February 13, 2025, a complaint was filed in the Supreme Court of the State of New York, County of New York, captioned H.C. Wainwright & Co., LLC (“Wainwright”) v. Palatin Technologies, Inc., Case No: 650878/2025. The complaint names the Company as defendant, asserting three causes of action for breach of contract and seeking monetary damages and the award of warrants allegedly due under the parties’ agreement. The breach of contract claims each relate to the engagement agreement entered into by the Company and Wainwright on or about January 29, 2024. On March 20, 2025, the Company filed its answer in response to the complaint, in which it denied all liability and asserted several affirmative defenses. The Company plans to vigorously defend against the lawsuit and the action will proceed next to the discovery stage and for further proceedings.

Corporate Information

We were incorporated under the laws of the State of Delaware on November 21, 1986, and commenced operations in the biopharmaceutical area in 1996. Our corporate offices are located at 4B Cedar Brook Drive, Cedar Brook Corporate Center, Cranbury, New Jersey 08512, and our telephone number is (609) 495-2200. We maintain a website at http://www.palatin.com, where, among other things, we make available free of charge our Forms 3, 4 and 5, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) and Section 16 of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained in it or connected to it are not incorporated into this prospectus and should not be considered to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (www.sec.gov).

Palatin Technologies® is a registered trademark of the Company, and Palatin™ and the Palatin logo are trademarks of the Company. Other trademarks referred to in this prospectus are the property of their respective owners.

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THE OFFERING

Securities Offered by Us:

7,324,119 shares of Common Stock and accompanying Series F Common Warrants to purchase up to 7,324,119 of Common Stock and Series G Common Warrants to purchase up to 7,324,119 shares of Common Stock on a reasonable “best efforts” basis. The shares of Common Stock and accompanying Common Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. Each Series F Common Warrant will have an exercise price of $0.30 per share and will be immediately exercisable. Each Series G Common Warrant will have an exercise price of $0.15 per share and will be immediately exercisable. The Series F Common Warrants will expire on the five-year anniversary of the original issuance date, however, if a holder’s Series G Common Warrants are not exercised in full within the FDA Exercise Period, such holder’s Series F Common Warrants will terminate automatically upon the expiration of the FDA Exercise Period and prior to the five-year anniversary of the issuance of the Series F Common Warrant. The Series G Common Warrants will expire on the earlier of (i) the 24 month anniversary of the original issuance date or (ii) the expiration of the FDA Exercise Period. Additionally, in the event a holder of the Series G Common Warrant exercises their Series G Common Warrant, they will receive a Series H Common Warrant. Each Series H Common Warrant will have an exercise price of $0.225 per share, will be immediately exercisable and will expire on the 24 month anniversary of the original issuance date.

This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Common Warrants. For more information regarding the Common Warrants, you should carefully read the section titled “Description of Securities Offered” in this prospectus

Reasonable Best Efforts Offering:

We have agreed to issue and sell the securities offered hereby to the purchasers through the Placement Agents. The Placement Agents are not required to buy or sell any specific number or dollar amount of the securities offered hereby, but will use their reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See the “Plan of Distribution” section of this prospectus.

Use of Proceeds:

We estimate that we will receive approximately $1.0 million in net proceeds from this offering, after deducting the estimated placement agent fees and estimated offering expenses.

We currently intend to use the net proceeds from this offering primarily for working capital and general corporate. See “Use of Proceeds” for additional information.

Lock-Up:

Our directors and officers have agreed with the Placement Agents, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of the Common Stock or securities convertible into or exercisable or exchangeable for the Common Stock for a period of 60 days after the completion of this offering.

Standstill and Variable Rate Transaction Prohibition:

We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until 45 days after the completion of this offering.

We have also agreed not to enter into or issuance any shares pursuant to a variable rate transaction (as defined in the securities purchase agreement) for four months after the completion of this offering.

See “Plan of Distribution” for more information.

Risk Factors:

You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus and the documents incorporated by reference into this prospectus, before deciding to invest in our securities.

NYSE American Symbol:	PTN

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Unless otherwise indicated, all information in this prospectus related to the number of shares of our common stock to be outstanding immediately after this offering is based on 39,155,742 shares of our common stock outstanding as of May 6, 2025. The number of shares outstanding as of May 6, 2025, excludes:

•	6,672 shares issuable on the conversion of our immediately convertible Series A Preferred Stock, subject to adjustment, for no further consideration;

•	2,249,102 shares issuable upon the exercise of stock options with a weighted-average exercise price of $6.12 per share;

•	859,613 shares issuable under restricted stock units which will vest on dates between June 22, 2025 and June 4, 2028, subject to the fulfillment of service or performance conditions;

•	279,700 shares of common stock which have vested under restricted stock unit agreements, but are subject to provisions to delay delivery;

•	66,666 shares of common stock issuable upon exercise of warrants at an exercise price of $12.50 per share, and expire on May 11, 2026;

•

1,885,632 shares of common stock issuable upon exercise of Series B warrants at an exercise price of $1.88 per share, 261,431of which expire on June 24, 2029, and 1,624,201 may not be exercised until stockholder approval and will expire on the five-year anniversary from the date of such stockholder approval;

•	3,907,679 shares of common stock issuable upon exercise of Series C warrants at an exercise price of $0.875 per share and with an expiration date of December 17, 2029;

•

1,953,839 shares of common stock issuable upon exercise of Series D warrants at an exercise price of $0.875 per share, which warrants may not be exercised until stockholder approval and will expire on the five-year anniversary from the date of such stockholder approval;

•	1,831,503 shares of common stock issuable upon exercise of common warrants at an exercise price of $5.46 per share, and that expire on February 1, 2028;

•

90,909 shares of common stock issuable upon exercise of the placement agent warrants issued to the placement agent or its designees as compensation in connection with the Company’s October 2022 offering, with an exercise price of $6.875 per share, and an expiration date of October 31, 2027;

•

91,575 shares of common stock issuable upon exercise of outstanding placement agent warrants issued as part of the placement agent’s compensation in connection with the registered direct offering that the Company completed on February 1, 2024, with an exercise price of $6.825 per share, and an expiration date of February 1, 2028;

•

117,925 shares of common stock issuable upon exercise of the placement agent warrants issued to the placement agent or its designees as compensation in connection with the October 2023 Offering, with an exercise price of $2.65 per share, and an expiration date of October 20, 2028;

•

4,688,000 shares of common stock issuable upon exercise of the Series E common stock purchase warrants issued in connection with the February 2025 RD Offering, with an exercise price of $1.00 per share, and an expiration date of August 11, 2030; and

•	223,538 shares of common stock available for future issuance under our 2011 Stock Incentive Plan.

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RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors below as well as those discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented, or superseded from time to time by other reports we have filed with the SEC or will file with the SEC in the future. If any of these risks actually occurs, our business, results of operations, and financial condition could suffer. In that case, the trading price of our common stock could decline, and you could lose all or a part of your investment.

Risks Related to Our Financial Results and Need for Financing

We have a history of substantial net losses, including a net loss of $29.7 million for the year ended June 30, 2024. We expect to incur substantial net losses over the next few years, and we may never achieve or maintain profitability.

As of December 31, 2024, we had an accumulated deficit of $452.0 million. We had $29.7 million in net loss for the year ended June 30, 2024, compared to $24.0 million in net loss for the year ended June 30, 2023. We may not achieve or sustain profitability in future years, depending on numerous factors, including whether and when development and product commercialization milestones are met, whether and when we enter into license agreements for any of our products under development, regulatory actions by the FDA and other regulatory bodies, the performance of our licensees, and market acceptance of our products.

We expect to incur significant expenses as we continue our development of MC1r and MCr products. These expenses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity, total assets and working capital.

We sold our Vyleesi product to Cosette in December 2023 and have the potential to receive milestone payments based on sales of Vyleesi by Cosette. However, we do not anticipate receiving significant milestone payments for the next 12 to 24 months and may never receive significant milestone payments. For the foreseeable future, we will have to fund our operations and capital expenditures from license, royalty and contract revenue under license agreements, existing cash balances and outside sources of financing, which may not be available on acceptable terms, if at all. We will not have product revenue from our products in development unless and until we receive approval from the FDA or other equivalent regulatory authorities outside the United States. We have devoted substantially all of our efforts to research and development, including preclinical and clinical trials. Because of the numerous risks associated with developing drugs, we are unable to predict the extent of future losses, whether or when any of our product candidates will become commercially available, or when we will become profitable, if at all.

We will need additional funding, including funding to complete clinical trials for our product candidates other than Vyleesi, which may not be available on acceptable terms, if at all.

We intend to focus future efforts on our bremelanotide combination products, MC1r product candidates, primarily for ocular indications. As of December 31, 2024, we had cash, cash equivalents and marketable securities of $3.4 million, with current liabilities of $9.6 million. Based on our available cash, cash equivalents and marketable securities, we have concluded that substantial doubt exists about our ability to continue as a going concern for one year after the date our consolidated financial statements contained in our Quarterly Report on Form 10-Q filed with the SEC on February 13, 2025 were issued, and we are seeking additional funding to complete development activities and required clinical trials for our MCr product candidates and, if those clinical trials are successful (which we cannot predict), to complete submission of required regulatory applications to the FDA.

We will need to raise additional capital, even if we raise the maximum amount offered in this offering, to fund our operations. We may raise additional funds through public or private equity or debt financings, collaborative arrangements on our product candidates, or other sources. However, such financing arrangements may not be available on acceptable terms, or at all. To obtain additional funding, we may need to enter into arrangements that require us to develop only certain of our product candidates or relinquish rights to certain technologies, product candidates and/or potential markets.

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If we are unable to raise sufficient additional funds when needed, we may be required to curtail operations significantly, cease clinical trials, and decrease staffing levels. We may seek to license, sell or otherwise dispose of our product candidates, technologies and contractual rights on the best possible terms available. Even if we are able to license, sell or otherwise dispose of our product candidates, technologies and contractual rights, it is likely to be on unfavorable terms and for less value than if we had the financial resources to develop or otherwise advance our product candidates, technologies and contractual rights ourselves.

Our future capital requirements depend on many factors, including:

•	the expense and timing of obtaining regulatory approvals for our other product candidates;

•	the number and characteristics of any additional product candidates we develop or acquire;

•	the scope, progress, results and costs of researching and developing our future product candidates, and conducting preclinical and clinical trials;

•	the cost of commercialization activities if any future product candidates are approved for sale, including marketing, sales and distribution costs;

•	the cost of manufacturing any future product candidates and any products we successfully commercialize;

•	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the terms and timing of such arrangements;

•	the degree and rate of market acceptance of any future approved products;

•	the emergence, approval, availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing products or treatments;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract and retain skilled personnel;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

•	the timing, receipt and amount of sales of, or royalties on, future approved products, if any.

Changes in funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

On January 20, 2025, President Trump signed an executive order creating an advisory commission, the “Department of Government Efficiency,” to reform federal government processes and reduce expenditures. Pressures on and uncertainty surrounding the U.S. federal government’s budget, and potential changes in budgetary priorities and spending levels, could adversely affect staffing levels and the funding for the FDA. Disruptions at the FDA and other agencies due to these policies may slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the past decade, the U.S. government has shut down, at least partially, several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC, and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

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We are currently not in compliance with the continued listing standards of the NYSE American. Our failure to resume compliance with the continued listing standards or make continued progress toward compliance consistent with a plan of compliance that we submitted to NYSE Regulation may result in the delisting of our common stock.

Our common stock is listed on the NYSE American, a national securities exchange, under the symbol “PTN”. As a result, we are subject to NYSE American’s listing standards, which generally mandate that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements.

On October 4, 2024, the Company received a letter from the staff of NYSE American stating that the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the year ended June 30, 2024 was not in compliance with the NYSE American’s continued listing standards under Section 1003(a)(iii) of the NYSE American Company Guide. Section 1003(a)(iii) requires a listed company to have stockholders’ equity of $6 million or more if the listed company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

On October 10, 2023, the Company received a notice from the staff of NYSE American that the Company was not in compliance with the NYSE American’s continued listing standards under Section 1003(a)(i) and (ii) of the NYSE American Company Guide. Section 1003(a)(i) requires a listed company to have stockholders’ equity $2 million or more if the listed company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years, and Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company remains subject to the procedures and requirements of Section 1009 of the Company Guide, and previously submitted a plan (the “Plan”) of actions it has taken or will take to regain compliance with the continued listing standards by April 10, 2025.

The NYSE American accepted the Plan and granted a Plan period through April 10, 2025 to regain compliance with the continued listing standards, which now includes continued listing standards under Section 1003(a)(iii). The Company will be able to continue its listing during the Plan period and will be subject to periodic reviews including quarterly monitoring for compliance with the Plan until it has regained compliance. If the Company is not in compliance with the continued listing standards by that date or if the Company does not make progress consistent with the Plan during the plan period, the Exchange may commence delisting procedures.

On April 10, 2025, the Company received written notification from the NYSE American stating that the NYSE Regulation determined to commence proceedings to delist the Company’s Common Stock from NYSE American. NYSE Regulation has determined the Company is no longer suitable for listing pursuant to Section 1009(a) of the NYSE American Company Guide (the “Company Guide”) as the Company was unable to demonstrate that it had regained compliance with Sections 1003(a)(i), (ii) and (iii) of the Company Guide by the end of the maximum 18-month compliance plan period, which expired on April 10, 2025. On April 14, 2025, the Company appealed the NYSE Regulation’s decision and on April 15, 2025, the Company requested a hearing with the office of the General Counsel of the NYSE American. On April 28, 2025, the Company received notice that their hearing will be held on June 12, 2025.

The Company has been advised that the Common Stock will continue to be listed and traded on NYSE American during the pendency of the Company’s appeal, which we expect to last between sixty to ninety days, subject to NYSE American's discretion to suspend trading if it believes suspension to be in the public interest. Following the appeal, the decision of the committee of the Board of Directors of the NYSE American hearing the appeal will be announced by NYSE Regulation regarding either proceeding with suspension and delisting or continued trading in the Common Stock.

There can be no assurance we will cure the deficiency or win on appeal. In the event we fail to raise $15 million in this offering, we do not expect to cure the deficiency and expect that our Common Stock will be delisted from the NYSE American.

If we fail to regain compliance with the continued listing requirements of the NYSE American, the NYSE American may take steps to de-list our common stock. If the NYSE American de-lists our securities for trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities

●	reduced liquidity with respect to our securities;

●

a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

●	a limited amount of news and analyst coverage for our Company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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Such a de-listing would likely have a negative effect on the price of our common stock and would impair our investors’ ability to sell or purchase our common stock when investors wish to do so.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Shares of our common stock are considered to be covered securities because they are listed on the NYSE American. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on the NYSE American, our common stock would not be deemed covered securities and we would be subject to regulation in each state in which we offer our securities.

Risks Related to this Offering

You will experience immediate and substantial dilution.

Because the offering price per share in this offering exceeds the net tangible book value per share of our Common Stock outstanding prior to this offering you will incur an immediate and substantial dilution in the net tangible book value of the shares of Common Stock you purchase in this offering. After giving effect to the Pro Forma Events (as defined in the “Dilution” section of this prospectus) and to the sale by us of 7,324,119 shares of our Common Stock at the offering price of $0.15 per share of Common Stock and accompanying Common Warrants, and after deducting Placement Agent fees and estimated offering expenses payable by us, you will experience immediate dilution of approximately $0.03 per share, representing the difference between the offering price per share and our pro forma as adjusted net tangible book value per share as of December 31, 2024, after giving effect to this offering and the Pro Forma Events.

We cannot assure you that we will be able to sell shares of Common Stock or other securities in any other offering at a price per share that is equal to or greater than the price per share paid in this offering, and investors purchasing shares of Common Stock or other securities in the future could have rights superior to existing stockholders, including investors who purchase shares of Common Stock and other securities in this offering. The price per share at which we sell additional shares of our Common Stock or securities convertible into common stock in future transactions, may be higher or lower than the price per share in this offering. Additionally, the exercise of warrants, exercise of outstanding stock options, conversion of outstanding preferred stock, and vesting of other stock awards may result in further dilution of your investment. See the section entitled “Dilution” appearing elsewhere in this prospectus for a more detailed illustration of the dilution you would incur if you participate in this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the Common Stock. Our failure to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our shares of Common Stock to decline, and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

10

The sale of our Common Stock in this offering and any future sales of our Common Stock, or the perception that such sales could occur, may depress our stock price and our ability to raise funds in new stock offerings.

We may from time-to-time issue additional shares of Common Stock at a discount from the current trading price of our Common Stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our Common Stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock, or Common Stock. Sales of shares of our Common Stock in this offering may lower the market price of our Common Stock and may make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.

This is a reasonable best efforts offering, with no minimum amount of securities required to be sold, and we may sell fewer than all of the securities offered hereby.

The Placement Agents have agreed to use their reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agents have no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell securities offered hereby, because there is no minimum offering amount required as a condition to closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth on the cover page of this prospectus. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us or at all.

Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to pursue the business goals outlined in this prospectus.

We have not specified a minimum offering amount nor have or will we establish an escrow account in connection with this offering. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

If the price of the Common Stock fluctuates significantly, your investment could lose value.

Although the Common Stock is listed on the NYSE American, we cannot assure you that an active public market will continue for the Common Stock. If an active public market for the Common Stock does not continue, the trading price and liquidity of the Common Stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for the Common Stock may fluctuate significantly more than the stock market as a whole. Without a large float, the Common Stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of the Common Stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of the Common Stock could fluctuate widely in response to several factors, including:

•	our quarterly or annual operating results;

•	investment recommendations by securities analysts following our business or our industry;

•	additions or departures of key personnel;

•	our failure to achieve operating results consistent with securities analysts’ projections;

•	results of our clinical trials; and

•	changes in industry, general market, or economic conditions.

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The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of the Common Stock could fluctuate based upon factors that have little or nothing to do with our Company and these fluctuations could materially reduce our stock price.

Because we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains.

We do not anticipate paying any cash dividends in the foreseeable future and intend to retain future earnings, if any, for the development and expansion of our business. Our outstanding Series A convertible preferred stock, consisting of 4,030 shares on May 6, 2025, provides that we may not pay a dividend or make any distribution to holders of any class of stock unless we first pay a special dividend or distribution of $100 per share to the holders of the Series A convertible preferred stock. In addition, the terms of existing or future agreements may limit our ability to pay dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

There is no public market for the Common Warrants to purchase shares of the Common Stock being offered by us in this offering.

There is no established public trading market for the Common Warrants to purchase shares of the Common Stock that are being offered as part of this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Common Warrants on any national securities exchange or other nationally recognized trading system, including the NYSE American. Without an active market, the liquidity of the Common Warrants will be limited.

The Common Warrants are speculative in nature.

Except as specified therein, the Common Warrants offered hereby do not confer any rights of Common Stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of the Common Stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Common Warrants may exercise their right to acquire the shares of the Common Stock upon the payment of the exercise price per share of the Common Warrants. Moreover, following this offering, the market value of the Common Warrants is uncertain and there can be no assurance that the market value of the Common Warrants will equal or exceed their imputed public offering prices. Furthermore, (i) each Series F Common Warrant will expire five years from the original issuance date, however, if a holder’s Series G Common Warrants are not exercised in full within the FDA Exercise Period, such holder’s Series F Common Warrants will terminate automatically upon expiration of the FDA Exercise Period and prior to the five-year anniversary of the issuance of the Series F Common Warrant, and (ii) each Series G Common Warrant will expire on the earlier of 24 months from the original issuance date or the expiration of the FDA Exercise Period. In the event the price of the Common Stock does not exceed the exercise price of the Common Warrants during the period when such Common Warrants are exercisable, the Common Warrants may not have any value. There is no established public trading market for the Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Common Warrants on any securities exchange or nationally recognized trading system, including NYSE American. Without an active market, the liquidity of the Common Warrants will be limited.

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Except as specified therein, holders of the Common Warrants will have no rights as a common stockholder until they acquire shares of the Common Stock.

Except as specified therein, the Common Warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of the Common Stock at a fixed price. Until holders of the Common Warrants acquire shares of the Common Stock upon exercise of the Common Warrants holders of Common Warrants will have no rights with respect to our shares of Common Stock underlying such Common Warrants.

Provisions of the Common Warrants offered by this prospectus could discourage an acquisition of us by a third party.

In addition to the provisions of our restated certificate of incorporation, as amended, and our amended and restated bylaws, certain provisions of the Common Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Common Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Common Warrants. These and other provisions of the Common Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We may not receive any additional funds upon the exercise of the Common Warrants.

Each Common Warrant may be exercised by way of a cashless exercise under certain circumstances, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Common Warrants, respectively. Accordingly, we may not receive any additional funds upon the exercise of the Common Warrants.

If we sell Common Stock or preferred stock in the future, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time-to-time issue additional shares of Common Stock or preferred stock at a discount from the current trading price of the Common Stock, including potentially under the Sales Agreement that we entered into a with A.G.P. on February 11, 2025. As a result, our stockholders could experience immediate dilution upon the purchase of any shares sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, Common Stock, or preferred stock. If we issue additional Common Stock or additional securities convertible into Common Stock, the holders of the Common Stock could experience additional dilution and, as a result, our stock price may decline. In addition, to the extent that any Common Warrants, other warrants, or options are exercised, new options or restricted stock units are issued under our equity incentive plans, or we otherwise issue additional shares of Common Stock in the future, at a price less than the public offering price, our stockholders could experience dilution.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of securities; and (ii) indemnification for breach of contract.

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USE OF PROCEEDS

We currently intend to use the net proceeds from this offering for working capital purposes. We may also use a portion of the net proceeds to invest in or acquire businesses that we believe are complementary to our own, although we have no current plans, commitments, or agreements with respect to any acquisitions. The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing, scope, progress, and results of our development efforts and the timing and progress of any collaboration efforts. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from the sale of securities under this prospectus. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from the sale of securities under this prospectus as described above, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of the offering. However, our management will have significant flexibility and discretion in the timing and application of the net proceeds of the offering. Unforeseen events or changed business conditions may result in application of the proceeds of the offering in a manner other than as described in this prospectus.

We estimate that we will receive net proceeds from this offering of approximately $1.0 million, after deducting the estimated Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of the Common Warrants. However, because this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, the actual offering amount, Placement Agent fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell all or any of the securities we are offering. We will only receive additional proceeds from the exercise of the Common Warrants we are selling in this offering if the Common Warrants are exercised for cash. We cannot predict when or if these Common Warrants will be exercised. It is possible that these Common Warrants may expire and may never be exercised.

These estimates exclude the proceeds, if any, from the exercise of Common Warrants offered hereby. If all of the Common Warrants offered hereby were to be exercised in cash, we would receive additional proceeds of approximately $4.96 million. We cannot predict when or if these Common Warrants will be exercised. It is possible that these Common Warrants may expire and may never be exercised. Additionally, these Common Warrants contain a cashless exercise provision that permit exercise of such Common Warrants on a cashless basis at any time when there is no effective registration statement under the Securities Act covering the issuance of the underlying shares.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of our Common Stock in this offering and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this offering. The net tangible book value (deficit) of our Common Stock as of December 31, 2024 was approximately $(6.4) million, or approximately $(0.27) per share of Common Stock based upon 23,455,846 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of Common Stock outstanding.

After giving effect, on a pro forma basis, to (i) the issuance of an aggregate of 2,550,000 shares of common stock and pre-funded warrants to purchase up to 2,138,000 shares of common stock pursuant to the February 2025 RD Offering; (ii) the issuance of an aggregate of Series E common stock purchase warrants to purchase up to 4,688,000 shares of common stock in a private placement concurrent with the February 2025 RD Offering, and giving effect to the subsequent exercise in full of such Series E common stock purchase warrants and pre-funded warrants, and (iii) the sale of 11,011,896 shares of common stock at prices ranging from $1.00 to $0.1888 per share pursuant to our Sales Agreement with A.G.P., (collectively, the “Pro Forma Events”), the pro forma net tangible book value of our Common Stock as of December 31, 2024 was approximately $5.1 million, or approximately $0.12 per share of Common Stock based upon 43,843,742 shares outstanding.

After giving further effect to the sale of 7,324,119 shares of our Common Stock in this offering at an offering price of $0.15 per share and accompanying Common Warrants, and after deducting Placement Agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2024 would have been approximately $6.1 million, or $0.12 per share of Common Stock. This represents approximately no  increase in net tangible book value of  per share to existing stockholders and immediate dilution of $0.03 per share to investors purchasing our Common Stock in this offering at the offering price. The following table illustrates this dilution on a per share basis:

Public offering price per share of Common Stock		$0.15
Historical net tangible book value per share as of December 31, 2024	$(0.272)
Increase in net tangible value attributable to the Pro Forma Events	$0.389
Pro forma net tangible book value per share as of December 31, 2024	$0.117
Increase in pro forma net tangible book value per share attributable to this offering	$0.003
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$0.120
Dilution in net tangible book value per share to investors participating in this offering		$0.03

The discussion and table above assume no exercise of the Common Warrants to be issued in this offering.

The above discussion and table are based on 23,455,846 shares of our common stock outstanding as of December 31, 2024, and exclude:

•	6,672 shares issuable on the conversion of our immediately convertible Series A Preferred Stock, subject to adjustment, for no further consideration;

•	2,249,102 shares issuable upon exercise of stock options with a weighted-average exercise price of $6.12 per share;

•	859,613 shares issuable under restricted stock units which vested or will vest on dates between June 16, 2024 and June 20, 2027, subject to the fulfillment of service or performance conditions;

•	279,700 shares of common stock which have vested under restricted stock unit agreements, but are subject to provisions to delay delivery;

•	66,666 shares of common stock issuable upon the exercise of warrants at an exercise price of $12.50 per share, and expire on May 11, 2026;

•	1,831,503 shares of common stock issuable upon exercise of common warrants at an exercise price of $5.46 per share, and expire on February 1, 2028;

•

1,885,632 shares of common stock issuable upon the exercise of Series B warrants at an exercise price of $1.88 per share, 261,431 of which warrants expire on June 24, 2029, and 1,624,201, may not be exercised until stockholder approval and will expire on the five-year anniversary from the date of such stockholder approval;

•	3,907,679 shares of common stock issuable upon exercise of Series C warrants at an exercise price of $0.875 per share and with an expiration date of December 17, 2029;

•

1,953,839 shares of common stock issuable upon exercise of Series D warrants at an exercise price of $0.875 per share, which warrants may not be exercised until stockholder approval and will expire on the five-year anniversary from the date of such stockholder approval;

•

117,925 shares of common stock issuable upon exercise of the placement agent warrants issued to the placement agent or its designees as compensation in connection with the October 2023 Offering, with an exercise price of $2.65 per share, and an expiration date of October 20, 2028;

•

91,575 shares of common stock issuable upon exercise of outstanding placement agent warrants issued as part of the placement agent’s compensation in connection with the registered direct offering that the Company completed on February 1, 2024, with an exercise price of $6.825 per share and an expiration date of February 1, 2028;

•

90,909 shares of common stock issuable upon exercise of the placement agent warrants issued to the placement agent in connection with the October 2022 offering, with an exercise price of $6.875 per share, and an expiration date of October 31, 2027;

•	223,538 shares of common stock available for future issuance under our 2011 Stock Incentive Plan.

To the extent that outstanding options as of December 31, 2024 have been or may be exercised, unvested restricted stock units or performance-based restricted stock units have settled or other shares issued, investors purchasing our securities in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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DIVIDEND POLICY

We have never declared or paid any dividends on our Common Stock. Our outstanding Series A convertible preferred stock, consisting of 4,030 shares on May 6, 2025, provides that we may not pay a dividend or make any distribution to holders of any class of stock unless we first pay a special dividend or distribution of $100 per share to the holders of the Series A convertible preferred stock. We currently intend to retain earnings, if any, for use in our business. We do not anticipate paying dividends in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

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DESCRIPTION OF SECURITIES OFFERED

We are offering  7,324,119 shares of Common Stock, in lieu of shares of Common Stock, along with Series F Common Warrants to purchase up to 7,324,119 shares of Common Stock and Series G Common Warrants to purchase up to 7,324,119 shares of Common Stock. Each share of Common Stock is being sold together with a Series F Common Warrant to purchase one share of Common Stock and a Series G Common Warrant to purchase one share of Common Stock. The shares of Common Stock and accompanying Common Warrants will be issued separately. We are also registering the shares of Common Stock issuable from time to time upon exercise the Common Warrants offered hereby, as well as the shares of Common Stock issuable from time to time upon exercise of the Series H Common Warrants offered hereby in the event a holder of the Series G Common Warrant exercises such warrant.

Common Stock

The following description of our Common Stock is intended as a summary only and is qualified in its entirety by reference to our restated certificate of incorporation, as amended (the “Certificate of Incorporation), and our amended and restated bylaws (the “Bylaws”), which are filed as exhibits to the registration statement of which this prospectus forms a part. Our authorized capital stock consists of 300,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Holders of our Common Stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of shares of Common Stock do not have any cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our Common Stock does not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our Common Stock or any other securities convertible into shares of any class of our Common Stock. Holders of our Common Stock have the right to participate ratably in dividend distributions. The shares of our Common Stock offered hereby, when issued, will be fully paid and nonassessable.

Common Warrants

The following summary of certain terms and provisions of the Common Warrants included with the Common Stock that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrants, the form of which is filed as an exhibit to our registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of Series F Common Warrant and Series G Common Warrant for a complete description of the terms and conditions of the Common Warrants.

Duration and Exercise Price

Each Common Warrant offered hereby will be a warrant to purchase one share of Common Stock. Each Series F Common Warrant will have an exercise price of $0.30 per share and will be immediately exercisable. Each Series G Common warrant will have an exercise price of $0.15 per share and will be immediately exercisable. The Series F Common Warrants will expire on the five-year anniversary of the original issuance date, however, if a holder’s Series G Common Warrants are not exercised in full within the FDA Exercise Period, such holder’s Series F Common Warrants will terminate automatically upon expiration of the FDA Exercise Period and prior to the five-year anniversary of the issuance of the Series F Common Warrant. The Series G Common Warrants will expire on the earlier of (i) the 24 month anniversary of the original issuance date or (ii) the expiration of the FDA Exercise Period. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting the Common Stock and the exercise price. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the Common Warrants, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors. The Common Warrants will be issued separately from the shares of Common Stock.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Common Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of our common warrant immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Common Warrants up to 9.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. Purchasers of Common Warrants in this offering may also elect prior to the issuance of the Common Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares.

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Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Common Warrants under Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price and subject to the nominal value of the shares being paid up as described below, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares determined according to a formula set forth in the Common Warrants.

Fractional Shares

No fractional shares of Common Stock or scrip representing fractional shares will be issued upon the exercise of the Common Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Common Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Common Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the Common Warrants will be extremely limited.

Rights as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of Common Stock, the holders of the Common Warrants do not have the rights or privileges of holders of shares of Common Stock, including any voting rights, until they exercise their Common Warrants. The Common Warrants will provide that holders have the right to participate in distributions or dividends paid on Common Stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding Common Stock or 50% or more of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our shares of Common Stock or any compulsory share exchange or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires 50% or more of our outstanding shares of Common Stock or 50% or more of the voting power of our common equity, the holders will be entitled to receive the number of shares of the Common Stock for which the Common Warrant is exercisable immediately prior to the occurrence of such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Common Warrants have the right to require us or a successor entity to redeem the Common Warrants for cash in the amount of the Black Scholes Value (as defined in each warrant) of the unexercised portion of the Common Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

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However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant that is being offered and paid to the holders of the Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of the Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Series H Common Warrants

The following summary of certain terms and provisions of the Series H Common Warrants being offered hereby in the event that a holder of the Series G Common warrant exercises their Series G Common Warrant, is not complete and is subject to, and qualified in its entirety by, the provisions of the Series H Common Warrants, the form of which is filed as an exhibit to our registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series H Common Warrant for a complete description of the terms and conditions of the Series H Common Warrants.

Duration and Exercise Price

Each Series H Common Warrant offered hereby will be a warrant to purchase one share of Common Stock. Each Series H Common Warrant will have an exercise price equal to $0.225 per share, will be immediately exercisable and will expire on the 24 month anniversary of the original issuance date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting the Common Stock and the exercise price. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the Series H Common Warrant, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors. The Series H Common Warrants will be issued separately from the shares of Common Stock.

Exercisability

The Series H Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series H Common Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of our common warrant immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Series H Common Warrants up to 9.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series H Common Warrants. Purchasers of Series H Common Warrants in this offering may also elect prior to the issuance of the Series H Common Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares.

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Cashless Exercise

If, at the time a holder exercises its Series H Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Series H Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price and subject to the nominal value of the shares being paid up as described below, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares determined according to a formula set forth in the Series H Common Warrants.

Fractional Shares

No fractional shares of Common Stock or scrip representing fractional shares will be issued upon the exercise of the Series H Common Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Series H Common Warrant may be transferred at the option of the holder upon surrender of the Series H Common Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Series H Common Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Series H Common Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the Series H Common Warrants will be extremely limited.

Rights as a Stockholder

Except as otherwise provided in the Series H Common Warrants or by virtue of such holder’s ownership of Common Stock, the holders of the Series H Common Warrants do not have the rights or privileges of holders of shares of Common Stock, including any voting rights, until they exercise their Series H Common Warrants. The Series H Common Warrants will provide that holders have the right to participate in distributions or dividends paid on Common Stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Series H Common Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding Common Stock or 50% or more of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our shares of Common Stock or any compulsory share exchange or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires 50% or more of our outstanding shares of Common Stock or 50% or more of the voting power of our common equity, the holders will be entitled to receive the number of shares of the Common Stock for which the Series H Common Warrant is exercisable immediately prior to the occurrence of such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Series H Common Warrants have the right to require us or a successor entity to redeem the Series H Common Warrants for cash in the amount of the Black Scholes Value (as defined in each warrant) of the unexercised portion of the Series H Common Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Series H Common Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Series H Common Warrant that is being offered and paid to the holders of the Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of the Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Penny Stock Regulations

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our Common Stock may at some point fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (as defined under the Securities Act).

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For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules, if applicable to the Company, may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Certificate of Incorporation

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share, of which 4,030 shares are currently issued and designated as Series A Preferred Stock, 8,100,000 shares are currently issued and designated as Series B Preferred Stock, and 900,000 shares are currently issued and designated as Series C Preferred Stock. The board of directors has the authority, without further approval of the stockholders, to issue and determine the rights and preferences of other series of preferred stock, except as limited by the certificate of designation for the Series A Preferred Stock. The board could issue one or more series of preferred stock with voting, conversion, dividend, liquidation, or other rights which would adversely affect the voting power and ownership interest of holders of common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control, and discouraging bids for our common stock at a premium over the market price.

Additionally, our Certificate of Incorporation and Bylaws allow the Company’s board of directors to establish the size of the board and fill vacancies on the board created by an increase in the number of directors and to provide that the Bylaws may be amended by the board of directors without stockholder approval.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the interested stockholder.

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In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Indemnification and Limitation of Liability

Our Certificate of Incorporation and Bylaws require us to indemnify our directors, officers, employees and agents against the costs (including fines, judgments and attorney fees) from involvement in legal proceedings arising from their position or service, provided that the person seeking indemnification acted:

•	in good faith;

•	in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Certificate of Incorporation and Bylaws allow us to buy indemnification insurance for this purpose.

Our Certificate of Incorporation provides that, to the fullest extent permissible under Delaware law, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief that will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) breach of the director’s duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) violating Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Transfer Agent and Registrar

We have appointed American Stock Transfer & Trust Company as the transfer agent and registrar for our common stock.

Market Information

Our common stock is traded on the NYSE American under the symbol “PTN.”

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PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement dated May 7, 2025, we have retained A.G.P. and Laidlaw to act as our placement agents, whereby A.G.P. is serving as lead placement agent, and Laidlaw, as co-placement agent in connection with this offering. The Placement Agents are not purchasing or selling any of the securities offered by this prospectus, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use their reasonable “best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the securities being offered pursuant to this prospectus. The securities will be offered at a fixed price and are expected to be issued in a single closing. We will enter into a securities purchase agreement directly with certain investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about May 8 2025.

Fees and Expenses

We have agreed to pay the Placement Agents an aggregate fee equal to 7.0% of the purchase price paid by all purchasers in this offering. In addition, we have agreed to reimburse the Placement Agents for their legal fees in an amount up to $85,000.

We estimate the total expenses of this offering paid or payable by us, exclusive of the placement agent fee and reimbursements, will be approximately $20,000. After deducting the fees due to the Placement Agents and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $1.0 million.

The following table shows the per share and total cash fees we will pay to the Placement Agents in connection with the sale of the securities pursuant to this prospectus.

	Per Share of Common Stock and Accompanying Common Warrants	Total
Public offering price(1)	$0.15	$1,098,617.85
Placement agent fees(2)	$0.0105	$76,903.25
Proceeds to us, before expenses(3)	$0.1395	$1,021,714.60

(1)	The combined public offering price is $0.15 per share of Common Stock and accompanying Common Warrants.

(2)	Does not include proceeds from the exercise of the Common Warrants in cash, if any.

Indemnification

We have agreed to indemnify the Placement Agents and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agents may be required to make in respect thereof.

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Lock-Up Agreements

Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock during a period ending 60 days after the completion of this offering, without first obtaining the written consent of the Placement Agents. Specifically, these individuals agreed, in part, subject to certain exceptions, not to:

•

offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock;

•	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock; or

•	make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of our securities.

No Sales of Similar Securities

We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until 45 days after the completion of this offering. We have also agreed not to enter into or issue any shares under a variable rate transaction (as defined in the securities purchase agreement) for four months after the completion of this offering.

Regulation M

The Placement Agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the Placement Agents would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common stock by any of the Placement Agents acting as principal. Under these rules and regulations, each of the Placement Agents:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Discretionary Accounts

The Placement Agents do not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The Placement Agents and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agents and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

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For example, on February 11, 2025, we entered into the Sales Agreement with A.G.P., pursuant to which we may offer and sell shares of our common stock having an aggregate offering price of up to $6,000,000 from time to time through A.G.P., acting as our sales agent or principal. A.G.P. will be entitled to compensation under the terms of the Sales Agreement at a fixed commission rate of up to 3.0% of the gross sales price per share sold, in addition to reimbursement of certain expenses. As of the date of this prospectus, we have sold 11,011,896 shares of our common stock under such Sales Agreement.

In addition, on February 6, 2025, we entered into a placement agency agreement with A.G.P., as lead placement agent and Laidlaw, as co-placement agent, pursuant to which we engaged A.G.P. and Laidlaw as the exclusive placement agents in connection with the February 2025 RD Offering and concurrent private placement of Series E common stock purchase warrants. We agreed to pay the Placement Agents a fee in cash equal to 7.00% of the gross proceeds from the sale of the February 2025 RD Shares, February 2025 RD Pre-Funded Warrants, and Series E common stock purchase warrants to the investor. We also agreed to reimburse the Placement Agents for out-of-pocket expenses, including the reasonable fees of legal counsel not to exceed $50,000.

In the ordinary course of its various business activities, the Placement Agents and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agents or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agents and their affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The Placement Agents and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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LEGAL MATTERS

Thompson Hine LLP, New York, New York will pass upon certain legal matters related to the issuance of the Common Stock and Common Warrants offered hereby on our behalf. The Placement Agents are being represented by Sullivan & Worcester LLP, New York, New York in connection with this offering.

EXPERTS

The consolidated financial statements of Palatin Technologies, Inc. as of June 30, 2024 and 2023, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the June 30, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred operating losses and negative cash flows from operations since inception and will need additional funding to complete planned product development efforts that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. We make available, free of charge, on our website at http://www.palatin.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the Company address provided below in section titled “Information We Incorporate by Reference.”

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INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, and (2) on or after the date of this prospectus until the offering of the securities is terminated:

●	our Annual Report on Form 10-K for the year ended June 30, 2024, as filed with the SEC on September 30, 2024;

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, as filed with the SEC on November 14, 2024;

●	our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2024, as filed with the SEC on February 13, 2025;

●

our Current Reports on Form 8-K and/or amendments thereto (other than any portions thereof deemed furnished and not filed), as filed with the SEC on September 6, 2024, October 7, 2024, December 16, 2024, February 10, 2025, February 12, 2025,  March 31, 2025, and April 10, 2025; and

●

the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on December 13, 1999, including all amendments and reports filed for the purpose of updating such description, including the description of our Common Stock contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the SEC on September 12, 2019, including any amendment or report for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered therewith. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Stephen T. Wills, Executive Vice President, Chief Financial Officer and Chief Operating Officer, Palatin Technologies, Inc., 4B Cedar Brook Drive, Cranbury, New Jersey 08512, Telephone: (609) 495-2200, Fax: (609) 495-2201.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. Offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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7,324,119 Shares of Common Stock

7,324,119 Series F Common Warrants to Purchase Up to 7,324,119 Shares of Common Stock

7,324,119 Series G Common Warrants to Purchase Up to 7,324,119 Shares of Common Stock

7,324,119 Series H Common Warrants to Purchase Up to 7,324,119 Shares of Common Stock

7,324,119 Shares of Common Stock Underlying the Series F Warrants

7,324,119 Shares of Common Stock Underlying the Series G Warrants

7,324,119 Shares of Common Stock Underlying the Series H Warrants

PROSPECTUS

Lead Placement Agent

A.G.P.

Co- Placement Agent

LAIDLAW & COMPANY (UK) LTD.

 May 6, 2025

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